                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No.    )

Filed by Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement


[X]    Definitive Proxy Statement


                           AURORA ELECTRONICS, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                BOARD OF DIRECTORS OF AURORA ELECTRONICS, INC.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


    [ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
             14a-6(j)(2).


    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

    (1)      Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
    (2)      Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

- --------------------------------------------------------------------------------
    (4)      Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
    (5)      Total Fee Paid:

- --------------------------------------------------------------------------------

    [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



    (1)      Amount Previously Paid:

                                        $125.00
- --------------------------------------------------------------------------------
    (2)      Form, Schedule or Registration Statement No:

                        Schedule 14A, Preliminary Proxy Statement
- --------------------------------------------------------------------------------
    (3)      Filing Party:

                                 Aurora Electronics, Inc.
- --------------------------------------------------------------------------------
    (4)      Date Filed:

                                     April 18, 1996
- --------------------------------------------------------------------------------



- ------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                            AURORA ELECTRONICS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1996



         As a stockholder of Aurora Electronics, Inc. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at The Sutton Place Hotel, 4500 MacArthur, Newport Beach, California 92660, on Tuesday, May 21, 1996, at 1:00 p.m. local time, for the following purposes:



         1.      To elect seven directors for a one-year term;


         2.      To approve the Company's 1996 Stock Option Plan;

         3. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000; and

         4. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

         The Board of Directors has fixed the close of business on May 1, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books of the Company will not be closed.

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a stockholder any time prior to its use as specified in the enclosed proxy statement.

                                            By Order of the Board of Directors


                                            DEBORAH A. NICHOLLS,
                                            Secretary

Irvine, California
May 3, 1996





                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
              ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

                            AURORA ELECTRONICS, INC.
                          2030 Main Street, Suite 1120
                         Irvine, California  92714-7241

                                 _____________

                                PROXY STATEMENT
                                 _____________

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1996
                                 _____________

TO OUR STOCKHOLDERS:


         This Proxy Statement is furnished to stockholders of Aurora Electronics, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held at The Sutton Place Hotel, 4500 MacArthur, Newport Beach, California 92660, on Tuesday, May 21, 1996, at 1:00 p.m. local time, or at any adjournment or adjournments thereof (the "Annual Meeting"). The enclosed proxy is being solicited by the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy. Unless a different choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the back side of the proxy card. The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on May 1, 1996 (the "Record Date"). This Proxy Statement and the enclosed proxy card are being sent or given to stockholders on or about May 3, 1996.


                 RECENT RECAPITALIZATION AND CHANGE IN CONTROL

         On March 29, 1996, the Company completed its comprehensive plan to recapitalize (the "Recapitalization") the Company, which included a tender offer for up to 6,500,000 shares of the Company's own Common Stock, $.03 par value (the "Common Stock"). The Company purchased in the tender offer approximately 4,268,000 shares of the Common Stock at $2.875 per share in cash. In addition to the tender offer and in connection with the Recapitalization, on March 29, 1996, the Company also (a) sold (i) 400,000 shares of Convertible Preferred Stock, $.01 par value (the "Convertible Preferred Stock"), to Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII") and certain other investors for an aggregate purchase price of $40,000,000 (or $100 per share) and (ii) 607,211 shares of Common Stock, along with a $10,000,000 10% Senior Subordinated Note due September 2001, to WCAS Capital Partners II, L.P. ("WCAS CP II") for an aggregate purchase price of $10,000,000, and (b) established a new $35,000,000 senior credit facility with Chemical Bank, N.A. pursuant to a Credit Agreement dated March 29, 1996. The proceeds from the Recapitalization were used to provide financing for the tender offer, to repay in full the Company's existing senior bank indebtedness of approximately $26,000,000 and to redeem its 9-1/4% Senior Subordinated Notes (approximately $9,300,000) and will be used for general corporate purposes, including working capital.

         WCAS VII and its affiliates purchased all but 14,000 shares of the Convertible Preferred Stock in the Recapitalization. Jim C. Cowart and Harvey
B. Cash, current directors of the Company, each purchased 2,000 shares of Convertible Preferred Stock in the Recapitalization, and an affiliate of Chemical Bank, N.A. purchased the remaining 10,000 shares. The Convertible Preferred Stock acquired by WCAS VII and the other investors in the Recapitalization is convertible into Common Stock at the rate of $2.125 per share.

Accordingly, on an "as-converted" basis, each share of Convertible Preferred Stock is currently convertible into approximately 47.06 shares of Common Stock.

         The Convertible Preferred Stock votes on an "as-converted" basis with the Common Stock, and votes as a class on any proposals which would (i) effect, validate or permit (A) a sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Company and its subsidiaries, other than to WCAS VII, WCAS CP II or any of their general partners or (B) the acquisition of beneficial ownership of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger, consolidation or otherwise, other than by WCAS VII, WCAS CP II or any of their general partners; (ii) amend or repeal the dividend, voting, conversion, redemption or liquidation rights (collectively, the "Rights") of the Convertible Preferred Stock; (iii) amend, alter or repeal the Company's Restated Certificate of Incorporation or Bylaws; or (iv) (A) create any class or series of stock ranking senior to or on a parity with the Convertible Preferred Stock as to such Rights or (B) increase the authorized number of shares of Convertible Preferred Stock or of any other class or series of capital stock ranking senior to or on a parity with the Convertible Preferred Stock as to such Rights.

         The number of shares of Common Stock into which the Convertible Preferred Stock is convertible and the conversion price of the Convertible Preferred Stock are subject to adjustment from time to time upon the occurrence of certain changes with respect to the Common Stock, including (i) for certain stock splits and combinations and stock dividends and (ii) on a weighted average formula basis in the event of certain issuances of Common Stock (or securities convertible or exchangeable for Common Stock), excluding shares issued pursuant to employee stock options and previously issued convertible securities, at a price per share less than the conversion price in effect at the time.


         After giving effect to the Recapitalization transactions, including the tender offer, and assuming conversion of the Convertible Preferred Stock, as of March 29, 1996, the Company would have had 24,560,891 shares of Common Stock outstanding, 17,496,470 of which is beneficially owned by WCAS VII and WCAS Information Partners on an "as-converted" basis and 607,211 of which is beneficially owned by WCAS CP II. In the aggregate, WCAS VII, WCAS Information Partners and WCAS CP II and their affiliates beneficially own approximately 76.4% of the Company's issued and outstanding Common Stock and could be deemed to control the Company.


         In connection with the Recapitalization and under the terms of the Securities Purchase Agreement, dated February 21, 1996, among the Company, WCAS VII, WCAS CP II and certain other purchasers (the "Securities Purchase Agreement"), the Company is required to nominate up to four candidates for the Company's Board of Directors selected by WCAS VII, and the number of directors on the Board will be restricted to no more than seven directors. On March 29, 1996, Messrs. Richard H. Stowe and Thomas E. McInerney, the designees of WCAS VII, were appointed to the Company's Board of Directors, thereby increasing the size of the Board of Directors to seven members. The Company has also been advised by WCAS VII that, at this time, it intends to nominate only Messrs. Stowe and McInerney for election to the Board of Directors at the Annual Meeting.

                 VOTING PROCEDURES AND REVOCABILITY OF PROXIES

         The accompanying proxy card is designed to permit each stockholder of record at the close of business on May 1, 1996 to vote in the election of directors and on the proposals described in this Proxy Statement. The proxy card provides space for a stockholder to (a) vote in favor of or to withhold voting for the nominees for the Board of Directors, (b) vote for or against any proposal to be considered at the Annual Meeting or (c) abstain from voting on any proposal other than election of directors if the stockholder chooses to do so. The election of directors will be decided by a plurality of the votes entitled to be cast at the Annual Meeting by the holders of the Common Stock and the Convertible Preferred Stock. The affirmative vote of a majority of the votes present or represented by proxy and entitled to be cast at the Annual Meeting by the holders of the shares of Common Stock and Convertible Preferred Stock is required to approve the 1996 Stock Option Plan (the "New Option Plan"). The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of Common Stock and Convertible Preferred Stock, voting together, and the affirmative vote of the holders of a majority of the shares of Convertible Preferred Stock, voting separately as a class, are required to approve the amendment to the Restated Certificate of Incorporation. In all other matters, the affirmative vote of a majority of the votes present or represented by proxy and entitled to be cast at the Annual Meeting by the holders of the Common Stock and Convertible Preferred Stock is required to take stockholder action.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the Common Stock and the Convertible Preferred Stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, in person or by proxy, the Annual Meeting may be adjourned from time to time until a quorum is obtained. WCAS VII's presence at the Annual Meeting, in person or by proxy, is sufficient to constitute a quorum. Shares as to which authority to vote has been withheld with respect to any matter brought to a vote before the stockholders will not be counted as a vote in favor of such matter.
Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. With respect to all matters other than the election of directors, an abstention will have the same effect as a vote against any specified proposal. A broker nonvote will have no effect on the outcome of any vote of the stockholders. Stockholders are urged to sign the accompanying proxy card and return it promptly.

         When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented will be voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Jim C. Cowart and David A. Lahar. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name(s) of such other person(s) to act as his or her proxy(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Annual Meeting. Proxy cards so marked should not be mailed to the Company.


         If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of the seven nominees for director and in favor of all the proposals described in this Proxy Statement and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment(s) of the Annual Meeting. Valid proxies will be voted at the Annual Meeting and at any adjournment(s) of the Annual Meeting in the manner specified.


         Any stockholder giving a proxy has the unconditional right to revoke it at any time before it is voted by any act inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy or personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation will be effective unless notice of such revocation has been received by the Company at or prior to the Annual Meeting.


         The total issued and outstanding capital stock of the Company as of April 3, 1996 consisted of 5,736,979 shares of Common Stock and 400,000 shares of Convertible Preferred Stock.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL ONE - ELECTION OF DIRECTORS


         Seven directors are proposed to be elected at the Annual Meeting. If elected, each director will hold office until the next annual meeting of stockholders or until his successor shall be duly elected and qualified. The election of directors will be decided by a plurality of the votes entitled to be cast at the meeting by the holders of the Common Stock and the Convertible Preferred Stock. All nominees named below are members of the present Board of Directors of the Company. Messrs. Stowe and McInerney were initially elected to the Board of Directors in March 1996 in connection with the Recapitalization. All nominees have consented to serve if elected, but, if any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. Management has no reason to believe that any of the nominees named below will be unable to serve.


         As noted above, WCAS VII may designate up to four nominees for election to the Board of Directors. Except for the WCAS VII nominees, other nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice, certified mail, return-receipt requested and received by the secretary of the Company by December 1 of any calendar year. If, however, less than thirty days' notice of a stockholders' meeting called for the election of directors is given to stockholders, nominations by stockholders must be so made and received by the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent director: (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of Common Stock of the Company that are beneficially owned by each such nominee and the nominating stockholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The individuals named below were nominated for election to the Board of Directors of the Company by the current Board of Directors and by WCAS VII. The name, age, business experience and public directorships of each nominee for director are as follows:

                                                           PRINCIPAL OCCUPATION                     DIRECTOR
            NAME                   AGE                        OR EMPLOYMENT                           SINCE
- ----------------------------    --------    ---------------------------------------------------     ---------
 Harvey B. Cash                    57       General Partner, InterWest Partners III and IV            1993
                                            (Venture Capital Firms) (1)

 Jim C. Cowart                     44       Chairman of the Board and Chief Executive Officer,        1992
                                            Aurora Electronics, Inc. (2)

 Amin J. Khoury                    56       Chairman of the Board, B/E Aerospace, Inc. (3)            1993

 David A. Lahar                    38       President, Aurora Electronics, Inc. (4)                   1992

 Thomas E. McInerney               54       General Partner, Welsh, Carson, Anderson & Stowe (5)      1996

 Richard H. Stowe                  52       General Partner, Welsh, Carson, Anderson & Stowe (6)      1996

 William H. Watkins, Jr.           54       Partner, Watkins, Watkins & Keenas (7)                    1983

___________________________________________


(1) Mr. Cash, from June 1985 to present, has been a general partner of InterWest Partners III and from June 1989 to present, Mr. Cash has been a general partner of InterWest Partners IV, both of which are venture capital firms. Mr. Cash, since December 1983, has also been a general partner of Berry Cash Southwest Partnership, a venture capital firm. Mr. Cash is a director of Cirrus Logic, Inc. ("CRUS" -
         NASD), a semiconductor company; Convex Computer Corporation ("CNX" -
         NYSE), a manufacturer and distributor of super-mini mainframe computers; Cyrix Corporation ("CYRX" - NASD), a manufacturer and distributor of math co-processors; and ProNet, Inc., ("PNET" - NASD), a distributor of medical pagers and electronic tracking systems. Mr. Cash has served as a director of the Company since September 1993. Mr. Cash and Mr. Cowart are first cousins.

(2) Mr. Cowart, since December 31, 1992, has served as the Chairman of the Board and Chief Executive Officer of the Company and formerly served as Vice President of Strategic Development of the Company. Since February 1992, Mr. Cowart has served as Chairman of EOS Capital, Inc., a private capital firm which has been, from time to time, retained by the Company. From 1987 to 1991, Mr. Cowart was a founding General Partner of Capital Resource Partners, a private capital firm and investment manager for institutional investors. Mr. Cowart is also a director of B/E Aerospace, Inc. ("BEAV" - NASD), a leading manufacturer of aircraft cabin interior products. Mr. Cowart has been a director of the Company since October 1992. Mr. Cowart and Mr. Cash are first cousins.10


(3) Mr. Khoury, since July 1987, has served as Chairman of the Board of B/E Aerospace, Inc. ("BEAV" - NASD), a leading manufacturer of aircraft cabin interior products. From July 1987 until March 1996, Mr. Khoury also served as Chief Executive Officer of B/E Aerospace, Inc. Mr. Khoury is Chairman of the Board of Directors of Applied Extrusion Technologies, Inc. ("AETC" - NASD), a manufacturer of packaging films, polymer nets and other specialty products. Since July 1994, Mr.
         Khoury has also served as director of Brooks Automation, Inc., a supplier of wafer handling systems on modules for the electronics industry. Mr. Khoury has been a director of the Company since January 1993, with the exception of the period from approximately July 1, 1993 to November 23, 1993.

(4) Mr. Lahar, since December 31, 1992, has served as the President of the Company and formerly served as the Chief Financial Officer of the Company. Since February 1992, Mr. Lahar has served as President of EOS Capital, Inc., a private capital firm which has been, from time to time, retained by the Company. From 1987 to February 1992, Mr. Lahar was First Vice President and Managing Director with the Corporate Finance Department of PaineWebber Incorporated. Mr. Lahar has been a director of the Company since October 1992.

(5) Mr. McInerney, since 1987, has been a general partner of Welsh, Carson, Anderson & Stowe and has been a general partner of the respective sole general partners of its associated limited partnerships. Mr. McInerney, since 1988, has served as a Director of DecisionOne Holdings Corp. ("DOCI" - NASD), and from 1994 to 1995, served as its Chairman. Mr. McInerney is also a director of Bisys Group, Inc. ("BSYS" - NASD). Mr. McInerney has been a director of the Company since March 29, 1996.

(6) Mr. Stowe, since 1979, has been a general partner of Welsh, Carson, Anderson & Stowe and has been a general partner of the respective sole general partners of its associated limited partnerships. Mr. Stowe is a director of EmCare Holdings Inc. ("EMCR" - NASD), a provider of physician services management in hospital emergency departments, Medaphis Corporation ("MEDA" - NASD), a provider of accounts receivable management services to hospital-affiliated physicians and hospitals, Health Management Systems, Inc.("HMSY" - NASD), a provider of revenue enhancement services for health care providers and payors, and several private companies. Mr. Stowe has been a director of the Company since March 29, 1996.

(7) Mr. Watkins, since December 1971, has been a partner and certified public accountant with Watkins, Watkins & Keenan, a certified public accounting firm. Mr. Watkins is a director of Sport Supply Group, Inc. ("GYM" - NYSE), a leading direct marketer of sporting goods and athletic equipment. Mr. Watkins has been a director of the Company since 1983.


            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE


PROPOSAL TWO - APPROVAL OF THE AURORA ELECTRONICS, INC. 1996 STOCK OPTION PLAN

         The Board of Directors adopted the 1996 Stock Option Plan (the "New Option Plan") in February 1996 subject to the consummation of the Recapitalization. To qualify the New Option Plan for the benefits of Rule 16b-3 (exemption from the "short-swing" trading prohibitions of the Securities and Exchange Act of 1934, as amended, for qualifying plans) and to permit the granting of "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended ("Qualified Options"), the New Option Plan is being submitted for stockholder approval. A summary of the material features of the New Option Plan follows. This summary is qualified in its entirety by reference to the full text of the New Option Plan, which is set forth as Exhibit A hereto and incorporated by reference herein.

         Purpose of the New Option Plan. The purpose of the New Option Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of the Company and its subsidiaries.

         Shares Subject to the New Option Plan. Pursuant to the terms of the New Option Plan, the Company has offered to grant to existing employees who currently hold options or warrants to purchase Common Stock under previously existing stock option plans or warrants new options under the New Option Plan in exchange for the cancellation of such existing options and warrants. The total number of shares of Common Stock available for the grant of options under the New Option Plan (the "Option Pool") is 5,209,886, equal to 17.5% of the pro forma shares outstanding at the closing of the Recapitalization (the "Closing"). The Option Pool is divided into three tranches, as follows:

         Tranche A Options: Tranche A is comprised of options equal to 34.3% of the Option Pool (6% of the 17.5% pro forma ownership). Tranche A Options are fully vested at the time of grant, with the exception of Tranche A1 Options described below. 50% of the Tranche A Options issued to each of Jim C. Cowart, David A. Lahar and John P. Grazer (the "Tranche A1 Options") vest ratably on the first day of each month for the 24 months following the first anniversary of the Closing. If a Tranche A1 Optionholder leaves voluntarily or is terminated for cause prior to the third anniversary of the closing date, such person's unvested Tranche A1 Options will be forfeited. If such Tranche A1 Optionholder's employment terminates for any other reason, all of such Optionholder's Tranche A1 Options will vest upon termination.

         Tranche B Options: Tranche B is comprised of options equal to 28.6% of the Option Pool (5% of the 17.5% pro forma ownership). Tranche B Options vest at the rate of 12.5% semi-annually over a four-year period commencing on the later of the Closing or the effective date of grant of the Tranche B Option. With respect to all Tranche B Options, vesting will occur only so long as the optionholder remains an employee of the Company.

         Tranche C Options: Tranche C Options are comprised of options equal to 37.1% of the Option Pool (6.5% of the 17.5% pro forma ownership). Tranche C Options vest at the rate of 25% each year over a four-year period commencing on the fifth anniversary of the later of the

Closing or the effective date of grant of the Tranche B Option, but are subject to accelerated vesting according to annual performance-based targets based on the Company's actual and projected earnings before interest, taxes, depreciation and amortization less capital expenditures. Generally, the vesting of no more than 25% of the Tranche C Options may accelerate in any given annual period; however, the vesting of 50% of a Tranche C Option may accelerate in a year if the relevant performance-based target for that year is met but the relevant performance-based target (if any) for the immediately preceding year was not met.

         Prior to the grant of options under the New Option Plan as contemplated by the Recapitalization, certain of the Company's employees and directors held options and warrants to purchase 1,267,740 shares of Common Stock, all at prices in excess of $2.125. See "Executive Compensation and Other Information -- Option Grants in Fiscal 1995" and "Ten-Year Option Repricing". To the extent that employees do not accept the Company's offer to exchange their current options for options issued under the New Option Plan, the Option Pool will be reduced as follows: (a) Tranche A Options will be reduced by the number of vested options held by existing employees not accepting the Company's offer to exchange; and (b) Tranche B Options will be reduced by the number of unvested options held by existing employees not accepting the Company's offer to exchange. The table below contains certain information with respect to options and warrants held by employees and directors prior to the Recapitalization, as well as a calculation of employee and director ownership after giving effect to the Recapitalization and the contemporaneous repurchase of shares pursuant to the Company's tender offer, as though such options and warrants were exchanged for options under the New Option Plan:


                                           AS OF DECEMBER 31, 1995                       AS OF MARCH 31, 1995
                                   ----------------------------------------     ----------------------------------------
                                                             PRO FORMA                                    PRO FORMA
                                                         PERCENTAGE (%) OF                            PERCENTAGE (%) OF
                                   NUMBER OF OPTIONS          SHARES                                       SHARES
                                     AND WARRANTS          OUTSTANDING          NUMBER OF OPTIONS       OUTSTANDING
                                   -----------------    -------------------     -----------------    -------------------
Vested                                   879,560               7.8%                  1,054,486             3.5%
Unvested                                 388,180               3.4                   2,220,300             7.5
Performance-based, unvested                   --                --                   1,935,101             6.5
                                       ---------              ----                   ---------            ----
            Total                      1,267,740              11.3%                  5,209,887            17.5%
                                       =========              ====                   =========            ====

         Options issued under the New Option Plan are and will be evidenced by option agreements, which shall contain such terms and provisions as are approved by the Committee (defined below) and executed on behalf of the Company by an appropriate officer.

         Option Price. Options issued effective as of March 29, 1996 were issued with exercise prices of $2.125, the conversion price of the Convertible Preferred Stock issued in the Recapitalization. The exercise price represents a 21% premium over the closing sale price of the Company's Common Stock on February 21, 1996, the date the Company entered into the Securities Purchase Agreement. Any options in the Option Pool reserved for grant and granted at some later date will have an exercise price as determined by the Committee (as defined below). On March 29, 1996, the closing sale price of the Company's Common Stock was $2.875.

         Eligibility. Qualified Options may be granted under the New Option Plan to such officers or other key employees ("Employees") of the Corporation or its Subsidiaries as shall be determined by the Committee. Nonqualified Options may be granted under the New Option Plan to such Employees and directors of the Corporation or its Subsidiaries as shall be determined by the Committee.

         Administration. The New Option Plan shall be administered by the Board of Directors, if each member is a disinterested director, or by a committee of two or more disinterested directors appointed by the Board (the group responsible for administering the Plan is referred to herein as the "Committee"). Options may be granted under this Plan only by majority agreement of the members of the Committee, which will have the authority to construe, interpret and administer the provisions of the Plan and the provisions of the option agreements entered into thereunder. The Board of Directors and the Committee may amend or terminate the New Option Plan at any time, provided that no amendment may be made without the approval of the stockholders of the Company if the amendment would materially (i) increase the benefits accruing to plan participants, (ii) increase the number of securities which may be issued under the New Option Plan (subject to certain exceptions), or (iii) modify the requirements as to eligibility for participation in the New Option Plan.

         Option Expiration and Termination. Subject to the expiration and termination provisions of individual option agreements, qualified incentive stock options expire ten years after the date of the option grant or, if held by a ten percent stockholder, such options expire five years after the date of grant.

         Subject to the expiration and termination provisions of individual option agreements, if an optionholder of a qualified option ceases to be an employee of the Company or its subsidiaries, then such optionholder's vested options will terminate (a) three months following the date such optionholder ceases to be an employee, if such cessation of service is not due to the death or permanent and total disability of the employee or (b) twelve months following the date such optionholder ceases to be an employee, if such cessation of service is due to the death or permanent and total disability of the employee.

         The expiration and termination periods of nonqualified stock options will be determined by the Committee and set forth in the individual stock option agreements.

         Certain Federal Income Tax Consequences.

                 Incentive Stock Options. Any employee receiving a qualified incentive stock option ("ISOs") under the New Option Plan, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended generally will not realize taxable income, and the Company will not be entitled to a federal income tax deduction, at the time an ISO is granted or at the time the ISO is exercised. However, there may be certain alternative minimum tax consequences to the employee resulting from the exercise of an ISO. Upon a sale of the Common Stock acquired upon exercise of an ISO, the employee generally will realize a capital gain or capital loss, and the Company will receive no deduction, so long as the sale does not occur within two years of the date of the grant of the ISO or within one year from the date the shares were transferred to the employee upon the exercise of the ISO. If a sale does occur within two years of the date of grant or one year of the transfer date, however, part or all of the income recognized by the employee may be treated as ordinary income. Under such circumstances, the Company could be entitled to a federal income tax deduction equal to the ordinary income recognized by the employee.

                 Nonqualified Options. An employee receiving nonqualified stock options ("NQSOs") will not realize any taxable income, and the Company will not be entitled to any federal income tax deduction, at the time the NQSO is granted. At the time the NQSO is exercised, however, the employee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price paid, and the Company will generally be entitled to a corresponding federal income tax deduction. Upon the sale of the Common Stock acquired upon exercise of a NQSO, the employee generally will recognize capital gain or loss.

         THIS SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UPON THE PARTICIPANTS IN THE NEW OPTION PLAN DOES NOT PURPORT TO BE COMPLETE. THE TAX TREATMENT UNDER FOREIGN, STATE, OR LOCAL LAW IS NOT COVERED IN THIS SUMMARY.

         Stockholder Approval. The affirmative vote of a majority of the votes present or represented by proxy and entitled to be cast at the Annual Meeting by the holders of the shares of Common Stock and Convertible Preferred Stock is required to approve the New Option Plan. WCAS VII, WCAS CP II and other purchasers of the Convertible Preferred Stock and the Common Stock in the Recapitalization contractually agreed to vote in favor of the New Option Plan, and their vote in favor would be sufficient to approve the New Option Plan.
The Board of Directors believes the New Option Plan is in the best interest of the Company and its stockholders.

         New Option Plan Benefits. The table below discloses the benefits or amounts that will be received or allocated under the New Option Plan to executive officers, directors and nominees for directors, executive officers as a group, current directors who are not executive officers as a group and all employees who are not executive officers as a group. The Dollar Value indicated below is the difference between the exercise price of $2.125 and the closing price of the Company's Common Stock on March 29, 1996, or $2.875. The Number of Shares shown below is the total of all Common Stock available if all conditions of the individual options are met.


                              NEW PLAN BENEFITS


                                                 1996 STOCK OPTION PLAN
                                   -----------------------------------------------------
               Name and Position                      Dollar Value ($)                  Number of Shares
  ----------------------------------------            ----------------                  ----------------
  Jim C. Cowart, Chairman of the Board and               $1,001,215                         1,334,953
    Chief Executive Officer

  David A. Lahar, President and director                 $1,001,215                         1,334,953

  John P. Grazer, Chief Financial Officer                $  674,752                           899,669
    and Senior Vice President, Finance &
    Administration

  Harold Haagsma, President, Asset Recovery              $  168,750                           225,000
    Services, a division of Aurora
    Electronics Group, Inc. ("AEG")

  William H. McMahon, Jr., President,                    $  150,000                           200,000
    Century Division, a division of AEG

  Harvey B. Cash, director                               $   26,250                            35,000

  Amin J. Khoury, director                               $   26,250                            35,000

  Thomas E. McInerney, director                          $   18,750                            25,000

  Richard H. Stowe, director                             $   18,750                            25,000

  William H. Watkins, Jr., director                      $   26,250                            35,000

  Executive Officer Group                                $2,677,181                         3,569,575

  Non-Executive Director Group                           $   78,750                           155,000

  Non-Executive Officer Employee Group                   $1,230,233                         1,640,311

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
                APPROVAL OF THE COMPANY'S 1996 STOCK OPTION PLAN


PROPOSAL THREE -- AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25,000,000 TO 50,000,000 SHARES

         On February 16, 1996, the Board of Directors unanimously approved and recommended that the stockholders consider and approve an amendment to ARTICLE FOURTH(A) of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") that would increase the number of authorized shares of Common Stock from 25,000,000 to 50,000,000. ARTICLE FOURTH(A) of the Certificate, as proposed to be amended, is set forth below:

                 FOURTH. A. The total number of shares of capital stock which the Corporation shall have the authority to issue is Fifty Million (50,000,000) shares of Common Stock, $0.03 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share.

         As of April 3, 1996, the Company had 10,484,409 shares of Common Stock issued and outstanding, 4,747,047 shares of Common Stock held in treasury and 400,000 shares of Convertible Preferred Stock issued and outstanding. As of the same date, approximately 26,270,000 shares of Common Stock were reserved for issuance (a) upon the conversion of the Convertible Preferred Stock (approximately 18,824,000 shares); (b) upon the exercise of stock options and warrants (approximately 5,606,000 shares); (c) upon the conversion of outstanding notes and debentures (approximately 1,055,000 shares); and (d) pursuant to other contractual obligations (approximately 785,000 shares). Accordingly, at May 1, 1996, the Company did not have a sufficient number of shares of authorized Common Stock to satisfy all of its potential issuance obligations.

         The Company agreed, in connection with the Recapitalization and the issuance of the Convertible Preferred Stock, that prior to June 30, 1996, it would authorize and reserve for issuance a sufficient number of shares of Common Stock to permit the issuance of Common Stock upon the conversion of the Convertible Preferred Stock, and WCAS VII, WCAS CP II and the other purchasers in the Recapitalization agreed to vote in favor of an increase of authorized capital stock to permit such reservation for issuance of Common Stock upon the conversion of the Convertible Preferred Stock.

         In addition, the proposed amendment is intended to provide the Company with additional shares of authorized Common Stock, which may be used in connection with the issuance of Common Stock under the New Option Plan, future acquisitions of related businesses, stock dividends and stock splits, employee benefits and the issuance of Common Stock for other corporate purposes, including the raising of additional capital, at times when the Board of Directors, in its discretion, deems it advantageous to do so. If the proposed amendment is approved, the Board would be able to authorize the issuance of Common Stock in future transactions for any of the foregoing purposes, at any time, without obtaining further authorization from stockholders, unless such authorization is required by applicable law or the rules and regulations of any stock exchange on which the Common Stock may then be listed. Other than as needed upon the conversion of Convertible Preferred Stock, the exercise of stock options or warrants, the conversion of notes or debentures, or to satisfy existing contractual obligations, no specific use of the additional authorized shares is presently contemplated.

         The amendment to the Certificate of Incorporation is not being proposed for an anti-takeover related purpose or in response to any known effort to obtain control of the Company. Further, the Board of Directors does not have any present intention of issuing additional shares for anti-takeover purposes. However, the proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by a third party to obtain control of the Company. Such additional shares of Common Stock could be issued by the Board in a public or private sale, merger or similar transaction, thereby increasing the number of outstanding shares and diluting the equity interest and voting power of a party attempting to obtain control of the Company.

         Certain existing provisions of the Restated Certificate of Incorporation and the Company's Bylaws could also have the effect of discouraging or deterring an attempted change of control. The Restated Certificate of Incorporation permits the Board of Directors (although it has no present intention of doing so) to issue additional shares of Preferred Stock having preferential voting, dividend or conversion rights to persons opposed to a change of control of the Company. The Company's Restated Certificate of Incorporation does not currently provide for cumulative voting by stockholders, even though such a provision is permitted under the Delaware General Corporation Law.

         The Company's Bylaws currently provide that special meetings of stockholders may only be called by the Chief Executive Officer or the President of the Company upon the written request of a majority of the directors or stockholders entitled to vote. In addition, the Company's Bylaws establish advance notice procedures with regard to the nomination of candidates for election as directors other than by the Board of Directors or on behalf of the Board of Directors by a nominating committee appointed by the Board. (For a more detailed description of this provision, see "Matters to Be Brought Before the Meeting -- Proposal One -- Election of Directors.") The Company's Bylaws also allow no more than ten directors, and under the Securities Purchase Agreement with WCAS VII, WCAS CP II and the other purchasers in the Recapitalization, the Company has agreed to limit the Board to seven members. At present, the Board of Directors of the Company does not intend to propose further amendments to the Restated Certificate of Incorporation that would have an anti-takeover effect.

         Stockholder Approval. The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of Common Stock and Convertible Preferred Stock issued and outstanding as of the Record Date, voting together, and the affirmative vote of the holders of a majority of the shares of Convertible Preferred Stock, voting separately as a class, is required to approve the proposed amendment to the Restated Certificate of Incorporation. As noted above, the purchasers of the Convertible Preferred Stock and the Common Stock in the Recapitalization contractually agreed to vote in favor of an increase in authorized capital stock to permit the reservation for issuance of Common Stock upon the conversion of the Convertible Preferred Stock, and such purchasers have informed the Company that they intend to vote for the amendment. If the amendment is approved, it will become effective upon the filing of an amendment with the Delaware Secretary of State, which is expected to be accomplished as promptly as practicable after obtaining stockholder approval.

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 1, 1996 by (i) each of the "Named Executive Officers," (ii) each director of the Company, (iii) each beneficial owner of more than 5% of the Company's Common Stock and (iv) all executive officers and directors of the Company as a group. This table reflects the grant of options under the New Option Plan, effective March 1996, to the officers and directors listed below (with the exception of Robert G. Allison, who resigned from the Company in September
1995) in exchange for the cancellation of all options and warrants previously held by such officers and directors.

         Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                                                AMOUNT AND
                                                                                  NATURE             PERCENT OF
                                                           CLASS OF            OF BENEFICIAL         OUTSTANDING
  NAME AND ADDRESS OF BENEFICIAL OWNER                      STOCK              OWNERSHIP (1)           SHARES
  ------------------------------------                   ------------          -------------         -----------
  Robert G. Allison**                                    Common Stock             79,524(2)              ***

  Harvey B. Cash*                                        Common Stock            149,118(3)              ***

  Jim C. Cowart*/**                                      Common Stock            420,385(4)             1.71%

  John P. Grazer**                                       Common Stock            157,019(5)              ***

  Harold Haagsma**                                       Common Stock             58,151(6)              ***

  Amin J. Khoury*                                        Common Stock             40,000(7)              ***

  David A. Lahar*/**                                     Common Stock            307,398(8)             1.25%

  Thomas E. McInerney*                                   Common Stock         18,186,034(9)            74.04%

  William H. McMahon, Jr.**                              Common Stock             17,266(10)             ***

  Richard H. Stowe*                                      Common Stock         18,174,269(11)           74.00%

  William H. Watkins, Jr.*                               Common Stock             37,000(12)             ***

  WCAS Capital Partners II, L.P.                         Common Stock            607,211(13)            2.47%
      One World Financial Center, Suite 3601
      New York, NY  10281

  Welsh, Carson, Anderson & Stowe VII, L.P.              Common Stock         17,261,176(13)(14)       70.28%
      One World Financial Center, Suite 3601
      New York, NY  10281

  WCAS Information Partners, L.P.                        Common Stock            235,294(13)(14)         ***
      One World Financial Center, Suite 3601
      New York, NY  10281

  Directors and Executive Officers                       Common Stock         19,442,959(15)           76.34%
      as a group (10 persons)

___________________________________________

  *   Director

 **   Named Executive Officer

***   Less than one percent

 (1) Sole voting and investment power unless otherwise indicated, subject to community property laws where applicable. Shares of Common Stock that can be acquired through the conversion of Convertible Preferred Stock are deemed outstanding for the purpose of computing the percentage of beneficial ownership. Shares of Common Stock that were not outstanding but that could be acquired through the exercise of stock options or the conversion of convertible debentures within 60 days of April 1, 1996 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by a particular person. However, such shares are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

 (2) Mr. Allison resigned from the Company effective September 1, 1995. Includes (i) currently exercisable stock options to purchase 78,573 shares of the Company's Common Stock and (ii) 951 shares of Common Stock owned by Mr. Allison. Mr. Allison's options expire, unless earlier exercised, on September 30, 1996.

 (3) Includes (i) currently exercisable stock options to purchase 35,000 shares of the Company's Common Stock, (ii) 2,000 shares of the Company's Convertible Preferred Stock directly owned by Mr. Cash which, if converted, represents 94,118 shares of Common Stock and
         (iii) 20,000 shares of Common Stock owned by Mr. Cash.

 (4) Includes (i) currently exercisable stock options to purchase 288,387 shares of the Company's Common Stock, (ii) 853 shares of Common Stock issuable upon conversion of the Company's 7-3/4% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures"), (iii) 2,000 shares of the Company's Convertible Preferred Stock directly owned by Mr. Cowart which, if converted, represents 94,118 shares of Common Stock and (iv) 37,027 shares of Common Stock owned by Mr. Cowart.

 (5) Includes (i) currently exercisable stock options to purchase 154,987 shares of the Company's Common Stock and (ii) 2,032 shares of Common Stock owned by Mr. Grazer.

 (6) Includes (i) currently exercisable stock options to purchase 58,000 shares of the Company's Common Stock and (ii) 151 shares of Common Stock owned by Mr. Haagsma.

 (7) Includes (i) currently exercisable stock options to purchase 35,000 shares of the Company's Common Stock and (ii) 5,000 shares of Common Stock owned by Mr. Khoury.

 (8) Includes (i) currently exercisable stock options to purchase 288,387 shares of the Company's Common Stock, (ii) 853 shares of Common Stock issuable upon conversion of the Company's 7-3/4% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures") and
         (iv) 18,158 shares of Common Stock owned by Mr. Lahar.

 (9) Includes (i) 1,750 shares of the Company's Convertible Preferred Stock owned directly by Mr. McInerney, which if converted, represents 82,353 shares of Common Stock, (ii) 607,211 shares of the Company's Common Stock beneficially owned by WCAS Capital Partners, II L.P. of which Mr. McInerney is a general partner of its sole general partner, (iii) 366,800 shares of the Company's Convertible Preferred Stock which if converted, represents 17,261,176 shares of Common Stock beneficially owned by Welsh, Carson, Anderson & Stowe VII, L.P. of which Mr. McInerney is a general partner of its sole general partner and (iv) 5,000 shares of the Company's Convertible Preferred Stock which if converted, represents 235,294 shares of Common Stock beneficially owned by WCAS Information Partners, L.P. of which Mr. McInerney is a general partner of its sole general partner.

(10) Includes (i) currently exercisable stock options to purchase 14,800 shares of the Company's Common Stock and (ii) 2,466 shares of Common Stock owned by Mr. McMahon.

(11) Includes (i) 1,500 shares of the Company's Convertible Preferred Stock owned directly by Mr. Stowe, which if converted, represents 70,588 shares of Common Stock, (ii) 607,211 shares of the Company's Common Stock beneficially owned by WCAS Capital Partners, II L.P. of which Mr. Stowe is a general partner of its sole general partner, (iii) 366,800 shares of the Company's Convertible Preferred Stock which if converted, represents 17,261,176 shares of Common Stock beneficially owned by Welsh, Carson, Anderson & Stowe VII, L.P. of which Mr. Stowe is a general partner of its sole general partner and (iv) 5,000 shares of the Company's Convertible Preferred Stock which if converted, represents 235,294 shares of Common Stock beneficially owned by WCAS Information Partners, L.P. of which Mr. Stowe is a general partner of its sole general partner.

(12) Includes (i) currently exercisable stock options to purchase 35,000 shares of the Company's Common Stock and (ii) 2,000 shares of Common Stock owned by Mr. Watkins.

(13) Messrs. McInerney and Stowe are general partners of the respective sole general partners of WCAS Capital Partners II, L.P., Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Information Partners, L.P. and may be deemed to beneficially own the shares of Common Stock and Convertible Preferred stock owned by such partnerships.

(14) Reflects ownership of Convertible Preferred Stock which, if converted, represents shares of Common Stock beneficially owned.

(15) Includes 911,267 shares of Common Stock issuable upon exercise of stock options and convertible debentures and 379,050 shares of Convertible Preferred Stock which, if converted, represents 17,837,647 shares of Common Stock.


                                   MANAGEMENT

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

         The business of the Company is managed under the direction of the Board of Directors. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors held four (4) formal meetings and acted by unanimous written consent four (4) times during the fiscal year ended September 30, 1995. During the fiscal year, each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member.

         The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

         Audit Committee. During the fiscal year, the Audit Committee was comprised of Amin J. Khoury, David A. Lahar (Chairman) and William H. Watkins, Jr. The Audit Committee is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company, review accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and make such reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee did not hold any formal meetings during the past fiscal year. Following the Annual Meeting, it is expected that the Audit Committee will be comprised of Amin J. Khoury, William
H. Watkins, Jr. and Richard H. Stowe (Chairman).

         Compensation and Stock Option Committee. During the fiscal year, the Compensation and Stock Option Committee was comprised of Harvey B. Cash and William H. Watkins, Jr. (both Mr. Cash and Mr. Watkins are Disinterested Directors of the Company). The Compensation and Stock Option Committee is empowered to establish and revise the compensation paid to all executive officers of the Company and has complete authority to (a) construe, interpret, and administer the provisions of the 1993 Stock Option Plan and the 1996 Stock Option Plan, and the provisions of the option agreements granted thereunder;
(b) select the key employees, consultants and directors to whom awards are granted, the number of options, the number of shares of Common Stock with respect to each option, the exercise price or prices of each option, the vesting and exercise period of each option, whether an option may be exercised as to less than all of the Common Stock subject to the option and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of the Company's Stock Option Plans; (c) prescribe, amend and rescind rules and regulations pertaining to the Company's Stock Option Plans; and (d) make all other determinations necessary or advisable for their implementation and administration. The Compensation and Stock Option Committee held various telephonic meetings during the past fiscal year, and acted by unanimous written consent five (5) times during the past fiscal year. Following the Annual Meeting, it is expected that the Compensation and Stock Option Committee will be comprised of Harvey B. Cash, Richard H. Stowe and Thomas E. McInerney (Chairman).

         The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information with respect to the compensation paid by the Company to the Named Executive Officers during fiscal 1995, 1994 and 1993:


                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                 ANNUAL COMPENSATION        SECURITIES
                                 FISCAL        ----------------------       UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION      YEAR          SALARY        BONUS          OPTIONS(#)    COMPENSATION(1)
 ---------------------------     ------        --------      --------       -----------    --------------
 Jim C. Cowart,                   1995         $168,080      $112,742(2)      66,000(3)       $ 4,126
   Chairman of the Board          1994          124,519        60,000         20,000            4,324
   and Chief Executive            1993               --            --             --              462
   Officer

 David A. Lahar,                  1995         $166,238      $114,742(2)      66,000(3)       $ 3,775
   President                      1994          124,519        60,000         20,000            2,794
                                  1993               --            --             --              462

 Robert G. Allison, (4)           1995         $240,885      $ 16,747         16,000(3)       $ 4,126
   Chief Operating Officer        1994          240,000        60,000        127,000            4,363
   and Executive Vice             1993           13,500            --             --           23,482
   President

 John P. Grazer,                  1995         $143,322      $106,425(2)      66,000(3)       $ 4,893
   Chief Financial Officer        1994          133,384        50,000         20,000            3,406
   and Senior Vice President,     1993           55,154        45,462         80,000           32,000
   Finance & Administration

 Harold Haagsma,                  1995         $145,000      $ 58,875         16,000(3)       $ 5,387
   President, Asset Recovery      1994          123,616        32,639         20,000            3,916
   Services, a division of AEG    1993           85,543        32,933             --            1,821

 William H. McMahon, Jr.,         1995         $167,231      $ 71,139         40,000(3)       $ 5,020
   President, Century             1994           61,385        15,250         35,000               --
   Division, a division           1993               --            --             --               --
   of AEG

  (1) The amounts disclosed in this column consist only of Company contributions under the Company's 401(k) plan.


  (2) In connection with the completion of the Recapitalization of the Company on March 29, 1996, Messrs. Cowart, Lahar and Grazer received bonuses in the amounts of $112,000, $114,000 and $105,000, respectively, in respect of 1995 performance which became payable in the event that a satisfactory Recapitalization of the Company was obtained.


  (3) During May 1995, the Compensation and Stock Option Committee of the Board of Directors offered each optionee the opportunity to surrender for cancellation his or her outstanding options and replace such outstanding options with non-qualified stock options to acquire eighty percent (80%) of the number of shares of the Company's Common Stock as canceled, at a price per share equal to twenty-five cents ($0.25) over the closing price of the Company's Common Stock on May 15, 1995.

  (4) Mr. Allison resigned from the Company effective September 1, 1995. Mr. Allison's options expire, unless earlier exercised, on September 30, 1996. Mr. Allison's options are not eligible for exchange under the New Option Plan.

OPTION GRANTS IN FISCAL 1995

         The following table sets forth certain information relating to stock option grants made by the Company during the last fiscal year to the Named Executive Officers. The Company did not grant any stock appreciation rights during the last fiscal year. In connection with the Recapitalization, the Named Executive Officers listed below (with the exception of Mr. Allison, who resigned from the Company in September 1995) exchanged the options referred to below for new grants of stock options under the New Option Plan. See "Matters to be Brought Before the Meeting -- Proposal Two" and "Security Ownership of Certain Beneficial Owners and Management."

                                                INDIVIDUAL GRANTS
                            -------------------------------------------------------
                                             PERCENT OF
                               NUMBER OF        TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING     GRANTED TO     EXERCISE
                                OPTIONS     EMPLOYEES IN     PRICE      EXPIRATION
            NAME              GRANTED (#)    FISCAL YEAR   ($/SH)(1)       DATE
 ----------------------     --------------  ------------   ---------    -----------
 Jim C. Cowart                  16,000(1)      1.42%         $3.625      12/12/2004
                                50,000         4.42%         $3.38       05/15/2004

 David A. Lahar                 16,000(1)      1.42%         $3.625      12/12/2004
                                50,000         4.42%         $3.38       05/15/2004

 Robert G. Allison (2)          85,600(1)      7.57%         $3.625      10/15/2003
                                16,000(1)      1.42%         $3.625      12/12/2004

 John P. Grazer                 64,000(1)      5.66%         $3.625      06/09/2003
                                16,000(1)      1.42%         $3.625      12/12/2004
                                50,000         4.42%         $3.38       05/15/2004

 Harold Haagsma                 50,000(1)      4.42%         $3.625      09/30/1997
                                16,000(1)      1.42%         $3.625      10/15/2003

 William H. McMahon, Jr.        28,000(1)      2.48%         $3.625      05/25/2004
                                12,000(1)      1.06%         $3.625      12/12/2004

- ---------------

(1) During May 1995, the Compensation and Stock Option Committee of the Board of Directors offered each optionee the opportunity to surrender for cancellation his or her outstanding options and replace such outstanding options with non-qualified stock options to acquire eighty percent (80%) of the number of shares of the Company's Common Stock as canceled, at a price per share equal to twenty-five cents ($0.25) over the closing price of the Company's Common Stock on May 15, 1995.

(2) Mr. Allison resigned from the Company effective September 1, 1995. Mr. Allison's options expire, unless earlier exercised, on September 30, 1996.


TEN-YEAR OPTION REPRICING

         The following table provides information for the Named Executive Officers relating to the repricing of stock options by the Company's Compensation and Stock Option Committee of the Board of Directors during the last fiscal year. The Company does not have any outstanding stock appreciation rights. As previously noted, in connection with the Recapitalization, the Named Executive Officers listed below (with the exception of Mr. Allison, who resigned from the Company in September 1995) exchanged the options referred to below for new grants of stock options under the New Option Plan. See "Matters to be Brought Before the Meeting -- Proposal Two" and "Security Ownership of Certain Beneficial Owners and Management."


                                         NUMBER OF                                                       LENGTH OF
                                         SECURITIES    MARKET PRICE                                       ORIGINAL
                                         UNDERLYING     OF STOCK AT       EXERCISE                      OPTION TERM
                                          OPTIONS         TIME OF      PRICE AT TIME                    REMAINING AT
                                        REPRICED OR    REPRICING OR     OF REPRICING    NEW EXERCISE      DATE OF
                                          AMENDED        AMENDMENT      OR AMENDMENT       PRICE        REPRICING OR
         NAME                DATE           (#)             ($)             ($)             ($)          AMENDMENT
- -----------------------    --------     -----------    ------------    -------------    ------------    ------------
Jim C. Cowart              05/15/95       16,000          $3.375           $4.50           $3.625        10 years

David A. Lahar             05/15/95       16,000          $3.375           $4.50           $3.625        10 years

Robert G. Allison (1)      05/15/95       85,600          $3.375           $7.00           $3.625         8 years
                           05/15/95       16,000          $3.375           $4.50           $3.625         9 years

John P. Grazer             05/15/95       64,000          $3.375           $7.50           $3.625         8 years
                           05/15/95       16,000          $3.375           $4.50           $3.625         9 years

Harold Haagsma             05/15/95       50,000          $3.375           $6.40           $3.625         2 years
                           05/15/95       16,000          $3.375           $7.00           $3.625         8 years

William H. McMahon, Jr.    05/15/95       28,000          $3.375           $7.88           $3.625         9 years
                           05/15/95       12,000          $3.375           $4.50           $3.625         9 years

- ---------------
(1) Mr. Allison resigned from the Company effective August 31, 1995. Mr. Allison's options expire, unless earlier exercised, on September 30, 1996.


COMPENSATION OF DIRECTORS

         Each non-employee director receives $2,500 for each quarter in which such person serves as a director of the Company. Officers of the Company do not receive any fees for serving on the Board of Directors. Non-employee directors are automatically granted nonqualified stock options to purchase 25,000 shares of Common Stock upon election to the Board of Directors and options to purchase 5,000 shares of Common Stock on the date of each annual meeting of the Company's stockholders when such non-employee director has served on the Board of Directors for the immediately preceding 181 consecutive days, has agreed to serve as a director upon such re-election and is re-elected to the Board of Directors. All directors are entitled to reimbursement for expenses incurred for attendance at each meeting.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS


        Jim C. Cowart. Mr. Cowart and the Company entered into an employment letter effective as of May 18, 1995, pursuant to which he currently serves as Chairman of the Board and Chief Executive Officer of the Company. Under the employment letter, Mr. Cowart receives an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. If the Company terminates Mr. Cowart's employment without cause (as defined in the letter), Mr. Cowart's compensation and option vesting will continue for twelve
(12) months. In the event of a change of control of the Company, Mr. Cowart's stock options vest immediately, and his compensation will continue for a period of two years.

        In connection with the Recapitalization, Mr. Cowart entered into negotiations with the Company for a new employment agreement, which would supersede and replace his previous employment agreements dated May 18, 1995 and March 1, 1994, effective January 1, 1994. As of the date of this Proxy, such agreement has not been finalized.

        David A. Lahar. Mr. Lahar and the Company entered into an employment letter effective as of May 18, 1995, pursuant to which he currently serves as President of the Company. Under the employment letter, Mr. Lahar receives an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. If the Company terminates Mr. Lahar's employment without cause (as defined in the letter), Mr. Lahar's compensation and option vesting will continue for twelve (12) months. In the event of a change of control of the Company, Mr. Lahar's stock options vest immediately, and his compensation will continue for a period of two years.

        In connection with the Recapitalization, Mr. Lahar entered into negotiations with the Company for a new employment agreement, which would supersede and replace his previous employment agreements dated May 18, 1995 and March 1, 1994, effective Janaury 1, 1994. As of the date of this Proxy, such agreement has not been finalized.

        John P. Grazer. Mr. Grazer and the Company entered into an employment letter effective as of May 18, 1995, pursuant to which he currently serves as Senior Vice President - Finance and Administration and Chief Financial Officer of the Company. Under the employment letter, Mr. Grazer receives an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. If the Company terminates Mr. Grazer's employment without cause (as defined in the letter), Mr. Grazer's compensation and option vesting will continue for twelve (12) months. In the event of a change of control of the Company, Mr. Grazer's stock options vest immediately, and his compensation will continue for a period of two years.

        In connection with the Recapitalization, Mr. Grazer entered into negotiations with the Company for a new employment agreement, which would supersede and replace his previous employment agreements dated May 18, 1995 and March 19, 1993. As of the date of this Proxy, such agreement has not been finalized.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         General. Harvey B. Cash and William H. Watkins, Jr. served on the Compensation and Stock Option Committee of the Board of Directors during the last fiscal year. Neither Mr. Cash nor Mr. Watkins are current or former officers or employees of the Company.

         During fiscal 1995, Jim C. Cowart (Chairman of the Board and Chief Executive Officer of the Company) served as a director and member of the compensation committee of the Board of Directors of B/E Aerospace, Inc. Amin
J. Khoury, a director of the Company, is Chairman of the Board of B/E Aerospace, Inc.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee has responsibility for determining compensation for the Company's executive officers, setting overall compensation policy for the Company, and administering the Company's Stock Option Plans, including authority regarding the selection of award recipients and the size and terms of all option grants under the Option Plans. The Chief Executive Officer and the President of the Company make annual compensation recommendations for the Company's executive officers to the Compensation and Stock Option Committee.

         The Compensation and Stock Option Committee believes that the Company must attract and retain superior executives in order to succeed. In fiscal 1995, the Company focused on assembling and retaining a highly qualified senior management team and in aligning the interests of its officers with the success of the Company. Reaching this goal was the objective of the Compensation and Stock Option Committee in determining the type and amount of executive officer compensation for fiscal 1995, using base salary, short term incentives in the form of a bonus, long term incentives in the form of stock options and various benefits generally available to employees of the Company (such as health insurance).

         The cash compensation levels for the Company's executive officers for fiscal 1995 were determined by the Compensation and Stock Option Committee based on a variety of subjective elements, including each executive officer's compensation history, experience in rendering services to the Company and individual talents. In addition to considering these elements, the Compensation and Stock Option Committee evaluated industry-specific executive compensation survey reports with respect to the executive officers of the Company. The Compensation and Stock Option Committee based its decisions regarding the split between base salary and target bonus payments on the Company's objective of aligning officers' interests with the success of the Company by placing a percentage of each executive officer's pay at risk through a short-term incentive target bonus dependent upon Company performance and individual performance. This is consistent with the philosophy extended to the Company's management employee population in general. With respect to each executive officer other than the Chief Executive Officer and President, the Compensation and Stock Option Committee reviewed base salary in place for the prior fiscal year and target bonus levels for which each executive officer was previously eligible and made adjustments to each executive officer's cash compensation based on the foregoing elements, considered in light of the cash compensation paid to similarly situated executives as indicated by the survey reports, although the Committee did not assign weights to any one element or to the survey reports.

         Pursuant to letter agreements entered into between the Company and Messrs. Cowart and Lahar in 1995, Messrs. Cowart and Lahar each received an annual base salary of $175,000. In setting this figure, the Compensation and Stock Option Committee considered an independent study of executive compensation in addition to the foregoing variety of elements considered with respect to all executive officers. The study compared compensation data from (a) nine comparable organizations, weighting the organizations comparable to the Company in terms of annual sales and the positions comparable to those of Messrs. Cowart and Lahar in terms of perceived levels of accountability, and (b) published survey reports of executive compensation paid in similar industry groups as a function of annual sales, weighting the groups comparable to the Company in terms of similarity to the Company's business and the positions comparable to those of Messrs. Cowart and Lahar in terms of similarity of duties. The group of comparable organizations covered in the independent study is not the same as the peer group established to compare shareholder returns in the Performance Graph included in this Proxy Statement, but the Committee noted that some overlap existed between the two groups.


         The Compensation and Stock Option Committee did not assign weights to any one of the variety of elements or to the independent study of executive compensation in making the determination concerning base salary and target bonus levels for Messrs. Cowart and Lahar. Rather, the Compensation and Stock Option Committee followed the general philosophy that Messrs. Cowart and Lahar have the opportunity to receive total cash compensation in the mid-range of the lowest and highest combinations of base salary and target bonus levels established by the comparison data and considered the elements within this framework. The study recommended a base salary for Messrs. Cowart and Lahar of $175,000, which fell within the mid-range of the lowest and highest base salaries established from the comparison data. The Committee ultimately decided that the base annual salary level for fiscal 1995 for each of Messrs. Cowart and Lahar would be $175,000.


         The Compensation and Stock Option Committee authorized bonuses for Messrs. Cowart, Lahar and Grazer in the amount of $112,000, $114,000 and $105,000, respectively. These bonuses, which were paid during fiscal 1996, represent compensation for 1995 performance which became payable in the event that a satisfactory Recapitalization of the Company was obtained. In setting these figures, the Compensation and Stock Option Committee took into consideration the overall importance to the Company of the Recapitalization, which was achieved largely through the efforts of Messrs. Cowart, Lahar and Grazer. Specifically, the Recapitalization raised approximately $50,000,000 in equity and debt through the sale of Common Stock and Convertible Preferred Stock and established a new $35,000,000 senior credit facility, thereby allowing the Company to (i) repay in full the Company's existing senior bank indebtedness of approximately $26,000,000, (ii) redeem its 9-1/4% Senior Subordinated Notes (of approximately $9,300,000) and (iii) maintain sufficient liquidity for general corporate purposes, including working capital. If the Recapitalization was not consummated, the Company would have likely defaulted on its subordinated debt obligations, and the Company's continued lack of liquidity would have likely affected its relationships with its customers and suppliers in a material adverse fashion.

         During May 1995, the Compensation and Stock Option Committee determined that certain stock options issued to all employees of the Company had an exercise price higher than the market price of the Company's Common Stock. In light of the Compensation and Stock Option Committee's conclusion that such options were not providing the desired incentive, it recommended a repricing of all outstanding options under then existing option plans pursuant to which the Company offered to all optionholders holding unexercised options the opportunity to surrender for cancellation his or her outstanding options and replace such outstanding options with non-qualified stock options to acquire eighty percent (80%) of the number of shares of the Company's Common Stock as canceled, at a exercise price per share equal to twenty-five cents ($0.25) over the closing price of the Company's Common Stock on May 15, 1995, or

$3.375. During fiscal 1995, pursuant to this offer, options to purchase 640,000 shares of Common Stock were exchanged.

         This report is submitted by the Compensation and Stock Option Committee and the Stock Option Committee:

         Compensation and Stock Option Committee
         ---------------------------------------

         Harvey B. Cash
         William H. Watkins, Jr.

         This Report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference.

PERFORMANCE GRAPH

         Prior to September 30, 1992, the Company was involved in the manufacturing, distribution and marketing of sporting goods. On September 30, 1992, the Company positioned itself in the electronics industry through the acquisition of Micro-C. The Company believes that a comparison of stockholder returns achieved subsequent to fiscal 1993 to stockholder returns achieved during periods prior to fiscal 1993 would not be meaningful because of (a) the different nature of the Company's current and former principal operations, (b) the changes in the Company's management after September 30, 1992, and (c) the different peer groups associated with the Company's current and former operations. Accordingly, the following graph shows a comparison of cumulative total returns for the Company, the S&P 500 Composite Index and an index of peer companies selected by the Company for the period since September 30, 1992. Companies in the peer group are as follows: Bell Microproducts, Benchmark Electronics, Inc., The Cerplex Group, Inc., Genicom Corp., IEC Electronics Corp., Intelogic Trace, Jabil Circuits, Inc., Jaco Electronics, Inc., Milgray Electronics, Inc., Nu Horizons Electronics Corp., PC Service Source, Inc., Plexus Corp., Richardson Electronics, Ltd., Sterling Electronics and Western Micro Technology, Inc. The comparison assumes $100 was invested on September 30, 1992 in the Company's Common Stock and in each of the two indices and assumes reinvestment of dividends.


                               PERFORMANCE GRAPH



                               09/30/92         09/30/93          09/30/94         09/30/95
                               --------         --------          --------         --------
Peer Group                     $100.00           $101.30          $ 88.44           $111.24
S&P 500 Composite              $100.00           $112.90          $117.14           $147.95
Aurora  Electronics, Inc.      $100.00           $121.50          $ 91.63           $ 50.80



         The stock price performance depicted in the above graph is not necessarily indicative of future price performance. This Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the graph by reference.

                             STOCKHOLDER PROPOSALS


         A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by January 1, 1997 will be included in the Company's proxy statement and form of proxy for that meeting.


                        PERSONS MAKING THE SOLICITATION

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen & Co., independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the current year. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

         The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                              FINANCIAL STATEMENTS

         THE COMPANY HAS PREVIOUSLY PROVIDED A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1995, AS AMENDED, WHICH CONTAINS AUDITED FINANCIAL STATEMENTS, TO ALL STOCKHOLDERS OF RECORD ON JANUARY 31, 1996. THE COMPANY WILL PROVIDE A COPY OF SUCH ANNUAL REPORT ON FORM 10-K, ALONG WITH THIS PROXY STATEMENT, TO ALL STOCKHOLDERS OF RECORD ON MAY 1, 1996 WHO WERE NOT ALSO STOCKHOLDERS OF RECORD ON JANUARY 31, 1996. IN ADDITION, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF SUCH ANNUAL REPORT ON FORM 10-K.
REQUESTS SHOULD BE DIRECTED TO DEBORAH A. NICHOLLS, SECRETARY, AURORA ELECTRONICS, INC., 2030 MAIN STREET, SUITE 1120, IRVINE, CALIFORNIA 92714-7241; TELEPHONE NUMBER: (714) 660-1232, FAX NUMBER: (714) 851-8414.


                                        By Order of the Board of Directors,

                                        DEBORAH A. NICHOLLS,
                                        Secretary


May 3, 1996

                                                                       EXHIBIT A



                            AURORA ELECTRONICS, INC.

                             1996 STOCK OPTION PLAN


         1. Purpose of the Plan. This Plan shall be known as the Aurora Electronics, Inc. 1996 Stock Option Plan. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide incentives to such personnel to promote the success of the business of Aurora Electronics, Inc., and its subsidiaries.

         Certain options granted under this Plan are intended to qualify as "incentive stock options" pursuant to Section 422 of the Internal Revenue Code of 1986, as amended from time to time, while certain other options granted under the Plan will constitute nonqualified options.

         2. Definitions. As used herein, the following definitions shall apply:

                 (a) "Board" shall mean the Board of Directors of the Corporation.

                 (b) "Closing Date" shall mean the date of the closing of the Corporation's tender offer to purchase from its stockholders up to 6,500,000 shares of Common Stock pursuant to the Offer to Purchase dated February 23, 1996.

                 (c) "Common Stock" shall mean the Common Stock, $.03 par value per share, of the Corporation. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Corporation's assets in the event of liquidation.

                 (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 (e)      "Committee" shall have the meaning set forth in
Section 18(a) of this Plan.

                 (f) "Corporation" shall mean Aurora Electronics, Inc., a Delaware corporation.

                 (g) "Date of Grant" shall mean the date on which an Option is granted pursuant to this Plan or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective.

                 (h) "Disinterested Director" shall mean a director who is not, during the one year prior to service as an administrator of the Plan, or during such service, granted an Option pursuant to the Plan or any other plan of the Corporation or any of its affiliates (except as may be permitted by Rule 16b-3 promulgated under the Exchange Act).

                 (i) "Employee" shall mean any officer or other key employee of the Corporation or one of its Subsidiaries (including any director who is also an officer or key employee of the Corporation or one of its Subsidiaries).

                 (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                 (k) "Exercise Price" shall mean the Option price for a share of Common Stock subject to an Option.

                 (l) "Fair Market Value" shall mean the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by the American Stock Exchange or the principal national stock exchange on which the Common Stock is then listed, or if the Common Stock is not listed on the American Stock Exchange or a national stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ). If there is no reported price information for the Common Stock on an exchange or by NASDAQ, the Fair Market Value will be determined by the Committee, in its sole discretion. In making such determination, the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

                 (m) "Non-electing Unvested Amount" shall mean the total number of shares of Common Stock as of the Closing Date subject to unvested Prior Options with respect to which employees holding the Prior Options do not agree to accept the Corporation's offer to exchange their Prior Options for Options.

                 (n) "Non-electing Vested Amount" shall mean the total number of shares of Common Stock as of the Closing Date subject to vested Prior Options with respect to which employees holding the Prior Options do not agree to accept the Corporation's offer to exchange their Prior Options for Options.

                 (o) "Nonqualified Option" shall mean any Option that is not a Qualified Option.

                 (p) "Option" shall mean a stock option granted pursuant to Section 6 of this Plan.

                 (q) "Optionee" shall mean any Employee or director who receives an Option.

                 (r) "Participant" shall mean an Employee or director who receives an Option pursuant to this Plan.

                 (s) "Plan" shall mean the Aurora Electronics, Inc. 1996 Stock Option Plan, as amended from time to time.

                 (t) "Prior Option" shall mean any option or warrant issued by the Corporation (or its predecessor) to acquire Common Stock of the Corporation which is held by an existing Employee and which was outstanding immediately prior to the Closing Date.

                 (u) "Qualified Option" shall mean any Option that is intended to qualify as an "incentive stock option" within the meaning of
Section 422 of the Code.

                 (v) "Rule 16b-3" shall mean Rule 16b-3 of the rules and regulations under the Exchange Act as Rule 16b-3 may be amended from time to time, and any successor provisions to Rule 16b-3 under the Exchange Act.

                 (w) "Subsidiary" shall mean any now existing or hereinafter organized or acquired company of which at least fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Corporation or through one or more Subsidiaries of the Corporation.

                 (x) "Tranche A Amount" shall mean 1,786,247 shares of Common Stock.

                 (y) "Tranche B Amount" shall mean 1,488,539 shares of Common Stock.

                 (z) "Tranche C Amount" shall mean 1,935,101 shares of Common Stock.

         3. Term of Plan. The Plan has been adopted by the Board and, to qualify for the benefits of Rule 16b-3 and to permit the granting of Qualified Options, shall be submitted for approval by the shareholders of the Corporation at the next annual meeting thereof. The Plan shall be deemed approved by the shareholders upon the affirmative vote of the holders of a majority of the shares of the Corporation present or represented and entitled to vote at a meeting duly held in accordance with Delaware law, and shall continue in effect until terminated pursuant to Section 18(a) of this Plan.

         4.      Shares Subject to the Plan.  Except as otherwise provided in
Section 18 of this Plan, the aggregate number of shares of Common Stock issuable upon the exercise of Options pursuant to this Plan shall not exceed 5,209,886. Such shares may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of this Plan.

         5. Eligibility. Qualified Options may be granted under Section 6 of this Plan to such Employees of the Corporation or its Subsidiaries as shall be determined by the Committee. Nonqualified Options may be granted under
Section 6 of this Plan to such Employees and directors of the Corporation or its Subsidiaries as shall be determined by the Committee. Subject to the limitations and qualifications set forth in this Plan, the Committee shall also determine the number of Options to be granted, the number of shares subject to each Option, the exercise price or prices of each Option, the vesting and exercise period of each Option, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option, if any, as are consistent with the provisions of this Plan. In connection with the granting of Qualified Options, the aggregate Fair Market Value (determined at the Date of Grant of a Qualified Option) of the shares with respect to which Qualified Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations as defined in Section 424(e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies (collectively, such corporations described in this sentence are hereinafter referred to as "Related Corporations")) shall not exceed $100,000 or such other amount as from time to time may be provided in Section 422(d) of the Code or any successor provision. In connection with the granting of any Options under the Plan, the maximum number of shares of Common Stock issuable to any single Employee shall not exceed the number of shares subject to the Plan referred to in Section 4 hereof.

         6.      Grant of Options.

                 (a) Tranche A Options. The total amount of Common Stock to be subject to Options under this Section 6(a) ("Tranche A Options") shall be equal to the Tranche A Amount. Each Tranche A Option (other than Tranche A1 Options (defined below)) shall vest immediately on the date of grant thereof; provided, however, that one-half of the Tranche A Options granted to each of Jim C. Cowart, David A. Lahar and John P. Grazer (such Tranche A Options are hereinafter referred to as

"Tranche A1 Options") shall each vest ratably on the first day of each month for the 24 months following the first anniversary of the Closing Date. Each Tranche A1 Option shall expire, and shall not be exercisable, with respect to any unvested portion, on the date that the holder of the Tranche A1 Option leaves the Corporation voluntarily (which shall not include termination of a result of death or disability) or is terminated for cause. If a holder of a Tranche A1 Option is terminated by the Corporation for any other reason, his unvested Tranche A1 Options shall vest upon termination.

                 (b) Tranche B Options. The maximum amount of Common Stock to be subject to Options under this Section 6(b) ("Tranche B Options") shall be equal to the Tranche B Amount. Each Tranche B Option shall vest at the rate of 12.5% semi-annually over a four-year period. With respect to each Tranche B Option having a Date of Grant on or prior to April 30, 1996, the vesting dates shall be September 30, 1996, and each March 31 and September 30 thereafter through March 31, 2000. With respect to each Tranche B Option having a Date of Grant after April 30, 1996, the first vesting date shall be the last day of the calendar quarter immediately following six months after the Date of Grant (the "First Vesting Date"), with the remaining vesting dates being the next seven six-month anniversaries of the First Vesting Date. Each Tranche B Option shall expire, and shall not be exercisable, with respect to any unvested portion, on the date that the holder of the Tranche B Option is no longer an employee of the Corporation.


                 (c) Tranche C Options. The maximum amount of Common Stock to be subject to Options under this Section 6(c) ("Tranche C Options") shall be equal to the Tranche C Amount. Each Tranche C Option shall vest at the rate of 25% each year over a four-year period commencing on the fifth anniversary of the Closing Date or the Date of Grant of the Tranche C Option (whichever is later); provided, however, some or all Tranche C Options may, in the discretion of the Committee, be subject to accelerated vesting according to annual performance-based targets based on the Corporation's actual and projected earnings before interest, taxes, depreciation and amortization less capital expenditures. Notwithstanding the foregoing, the vesting of no more than 25% of the Tranche C Options may accelerate in any given annual period (the "Subject Year"); provided, however, that the vesting of 50% of a Tranche C Option may accelerate in the Subject Year if, in the immediately prior annual period, vesting of the Tranche C Option was not accelerated as a result of failure to meet the relevant performance-based target and the relevant performance-based target applicable to the Subject Year is met. Each Tranche C Option shall expire, and shall not be exercisable, with respect to any unvested portion, on the date that the holder of the Tranche C Option is no longer an employee of the Corporation.


                 (d) Reissued Options. If an Option should expire or become unexercisable for any reason without having been exercised in full, then the shares that were subject thereto shall, unless the Plan shall have terminated, be available for the grant of additional Options (hereinafter referred to as a "Reissued Option"). A Reissued Option shall contain such terms and provisions as are approved by the Committee and executed on behalf of the Corporation by an appropriate officer, and is not required to be a Tranche A, Tranche A1, Tranche B or Tranche C Option. To the extent there are sufficient shares of Common Stock available to issue an Option as a Reissued Option, a Tranche A Option, Tranche A1 Option, Tranche B Option or a Tranche C Option, the Committee shall determine in its sole discretion whether the Option is a Reissued Option or a Tranche A Option, Tranche A1 Option, Tranche B Option or a Tranche C Option.

                 (e) Provisions Applicable to All Options. Each Option shall be evidenced by an Option agreement. Subject to the limitations set forth in this Section 6, each Option agreement shall contain such terms and provisions as are approved by the Committee and executed on behalf of the Corporation by an appropriate officer.

         7. Time of Grant of Options. The Date of Grant for each Option shall be the date on which the Committee awards the Option or, if the Committee so determines, the date specified by the Committee as the date the award is to be effective. Notice of the grant shall be given to each Participant to whom an Option is granted promptly after the date of such grant.

         8. Price. The Exercise Price for each Tranche A Option and any other Option whose Date of Grant is on or before April 30, 1996 shall be $2.125. The Exercise Price for any other Option granted pursuant to Section 6 of this Plan shall be determined by the Committee at the Date of Grant; provided, however, that (a) the Exercise Price for any Qualified Option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if the Optionee owns on the Date of Grant more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision (such shareholder is referred to herein as a "10-Percent Stockholder"), the Exercise Price for any Qualified Option granted to such Optionee shall not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant.

         9. Vesting. Each Option shall vest in accordance with the vesting provisions set forth in the applicable Option agreement, provided that the vesting provisions set forth in each Option agreement shall comply with
Section 6 of this Plan. The Committee may, but shall not be required to, permit acceleration of vesting upon any sale of the Corporation or similar transaction.

         10. Exercise. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Option is being exercised by the delivery of cash, check or, at the Corporation's option, by the delivery of shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price; provided, however, that to the extent necessary for an Option to be accounted for as a fixed plan pursuant to generally accepted accounting principles, the Common Stock used to pay the Exercise Price shall be either shares (x) acquired by the Optionee in the public market, or (y) which have been held by the Optionee for more than six months and which were not acquired by the Optionee in the public market.

         If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Optionee if (a) the broker-dealer has received from the Optionee or the Corporation a fully- and duly-endorsed agreement evidencing such Option, together with instructions signed by the Optionee requesting the Corporation to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

         11. When Qualified Options May be Exercised. No Qualified Option shall be exercisable at any time after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Optionee with respect to a Qualified Option is a 10-Percent Stockholder on the Date of Grant of such Qualified Option, then such Option shall not be exercisable after the expiration of five (5) years from its Date of Grant. In addition, if an Optionee of a Qualified Option ceases to be an employee of the Corporation or any Related Corporation for any reason, such Optionee's vested Qualified Options shall not be exercisable after (a) three months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is not due to the death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee, or

(b) twelve months following the date such Optionee ceases to be an employee of the Corporation or any Related Corporation, if such cessation of service is due to the death or permanent and total disability (as defined above) of the Optionee. Upon the death of an Optionee, any vested Qualified Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the right to exercise such Qualified Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining option term of the Qualified Option and twelve months after the date of the Optionee's death. This Section 11 only provides the outer limits of allowable exercise dates with respect to Qualified Options; the Committee may determine that the exercise period for a Qualified Option shall have a shorter duration than as specified above.

         12. Option Financing. Upon the exercise of any Option granted under the Plan, the Corporation may, but shall not be required to, make financing available to the Participant for the purchase of shares of Common Stock pursuant to such Option on such terms as the Committee shall specify.

         13. Withholding of Taxes. The Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Option including, but not limited to, withholding the issuance of all or any portion of the shares of Common Stock subject to such Option until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, canceling any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount it is required to withhold or taking any other action reasonably required to satisfy the Corporation's withholding obligation.

         14. Conditions Upon Issuance of Shares. The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Option granted under the Plan unless the issuance and delivery of shares shall comply with all provisions of applicable federal and state securities laws and the requirements of any stock exchange upon which shares of the Common Stock may then be listed.

                 As a condition to the exercise of an Option, the Corporation may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

                 The Corporation shall not be liable for refusing to sell or issue any shares covered by any Option if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to lawfully sell or issue such shares. In addition, the Corporation shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option.

                 No Participant will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his or her Option and paid the purchase price for the subject shares of Common Stock. Each Option under this Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant.

                 To the extent required to comply with Rule 16b-3, any Common Stock issued pursuant to the exercise of an Option to a person who would be deemed an officer or director of the Corporation under Rule 16b-3 shall not be transferred until at least six months have elapsed from the Date of Grant to the date of disposition of the Common Stock.

         15. Restrictions on Shares. Shares of Common Stock issued pursuant to this Plan shall be subject to restrictions on transfer under applicable federal and state securities laws. The Board may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to this Plan as it deems desirable; any such restrictions shall be set forth in any Option agreement entered into hereunder.

         16. Modification of Options. Subject to Section 6 of this Plan, at any time and from time to time, the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option or conflict with the provisions of Rule 16b-3. Notwithstanding the foregoing, in the event of such a modification, substitution, extension or renewal of a Qualified Option, the Committee may increase the exercise price of such Option if necessary to retain the qualified status of such Option.

         17. Effect of Change in Stock Subject to the Plan. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting stockholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, reclassification, split-up, combination of shares or similar event), or in the event a stock split or stock dividend shall have occurred, then there shall be substituted for each share of Common Stock then subject to Options or available for Options the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting stockholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price.

         18.     Administration.

                 (a) Notwithstanding anything to the contrary herein, to comply with the requirements of Rule 16b-3, the Plan shall be administered by the Board, if each member is a Disinterested Director, or by a committee of two or more Disinterested Directors appointed by the Board (the group responsible for administering the Plan is referred to herein as the "Committee"). Options may be granted under this Plan only by majority agreement of the members of the Committee. Option agreements, in the forms as approved by the Committee, and containing such terms and conditions consistent with the provisions of this Plan as shall have been determined by the Committee, may be executed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President of the Corporation. Except with respect to Section 18(b) of this Plan, the Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option agreements entered into hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to amend the Plan; to suspend, terminate or discontinue this Plan (subject to Section 18(d) of this Plan); and to make all other determinations necessary or deemed advisable in the administration of the Plan. In addition, the Board may amend or terminate this Plan at any time. The determinations, interpretations and constructions made by the Committee shall be final and conclusive. No member of the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

                 (b) Members of the Committee shall be specified by the Board, and shall consist solely of Disinterested Directors. Disinterested Directors shall not be eligible to receive any Options.

                 (c) Notwithstanding Section 18(a) of this Plan, to the extent necessary to comply with Rule 16b-3, no amendment may be made without the approval of the shareholders of the Corporation by the affirmative votes of the holders of a majority of the shares of the Corporation present or represented and entitled to vote at a meeting duly held in accordance with Delaware law, which amendment would materially (i) increase the benefits accruing to Participants, (ii) increase the number of securities which may be issued under the Plan, other than in accordance with Section 17 of this Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

                 (d) Although this Plan may be suspended, terminated or discontinued at any time, all Qualified Options must be granted within ten (10) years from the effective date of the Plan or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

         19. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Option shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to terminate the employment of any such person with or without cause.

         20. Liability of the Corporation. Neither the Corporation, its directors, officers or employees or the Committee, nor any Subsidiary which is in existence or hereafter comes into existence, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Qualified Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

         21. GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         22. Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

                                                           [FRONT OF PROXY CARD]
                                                            -------------------

                           AURORA ELECTRONICS, INC.

      BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT

                       1:00 P.M., TUESDAY, MAY 21, 1996


     THE SUTTON PLACE HOTEL, 4500 MACARTHUR, NEWPORT BEACH, CALIFORNIA 92660

     The undersigned stockholder of Aurora Electronics, Inc. (the "Company") hereby appoints Jim C. Cowart and David A. Lahar, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof:

     (1)   ELECTION OF DIRECTORS:

           [ ]  FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY
                (except as provided to the contrary below)        to vote for all nominees listed below


         Harvey B. Cash, Jim C. Cowart, Amin J. Khoury, David A. Lahar, Thomas E. McInerney, Richard H. Stowe and William H. Watkins, Jr.

           (INSTRUCTION:   To withhold authority to vote for any individual
                           nominee(s), write that nominee's name on the space provided below):

                           --------------------------------------------------

     (2)   Approval of Aurora Electronics, Inc. 1996 Stock Option Plan:


                         FOR [ ]  AGAINST [ ]   ABSTAIN [ ]

     (3) Amendment of Aurora Electronics, Inc. Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 25,000,000 to 50,000,000:

                         FOR [ ]  AGAINST [ ]   ABSTAIN [ ]

     (4) On any other business that may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

                        (Please sign on the reverse side)




- --------------------------------------------------------------------------------




                                                            [BACK OF PROXY CARD]
                                                             ------------------

                          (Continued from reverse side)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1), (2) AND (3), THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (4). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.


Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated May 3, 1996, is hereby acknowledged.


                                          Dated:                        , 1996.
                                                ------------------------

                                          ------------------------------------

                                          ------------------------------------
                                             (Signature of Stockholder(s))

                                             (Joint owners must EACH sign.
                                             Please sign EXACTLY as your name(s)
                                             appear(s) on this card. When
                                             signing as attorney, trustee,
                                             executor, administrator, guardian
                                             or corporate officer, please give
                                             your FULL title.)

                                              PLEASE SIGN, DATE AND MAIL TODAY.